Contact:
John Lomoro
Chief Financial Officer
Transdel Pharmaceuticals, Inc.
858-457-5300

Transdel Initiates Ketotransdel™ Phase 3 Clinical Program for Pain

Cato Research Signed as Strategic Partner for the Phase 3 Program

LA JOLLA, CA - June 16, 2008 -- Transdel Pharmaceuticals, Inc. (OTCBB: TDLP), a specialty pharmaceutical company developing non-invasive, topically administered medications, today announced the initiation of its Phase 3 clinical program for Ketotransdel™, its novel topical cream based non-steroidal anti-inflammatory drug (“NSAID”) for pain. The Company has engaged Cato Research Ltd., a global contract research organization (“CRO”), as a strategic partner and as the CRO to conduct the Phase 3 clinical program.

The Company’s randomized, double-blind, placebo controlled Phase 3 trial will evaluate the efficacy and safety of Ketotransdel™ for the topical treatment of acute pain from soft tissue injuries. Clinical sites are planned throughout the United States and potentially other regions, including Canada. The Company expects that Ketotransdel™, if approved by the U.S. Food and Drug Administration, could become the first topical NSAID cream product in the United States for acute pain management. The drug could address what the Company believes is a significant unmet medical need for patients and physicians seeking a potentially safer alternative to existing pain management approaches, such as oral NSAIDs.

“Advancing Ketotransdel™ into Phase 3 clinical studies is a significant milestone for our Company. Our top priority is to execute our clinical program as planned,” said Dr. Juliet Singh, President and Chief Executive Officer of Transdel Pharmaceuticals.“For the conduct of the clinical trial we carefully evaluated only select top level CROs with extensive experience in the relevant pain area. We selected Cato Research not only due to their relationship as a strategic partner with us, but because of their cost efficient approach to the clinical program, expertise in the pain space and our direct access to their senior executive management.”

“We are enthusiastic about our new strategic relationship with Transdel Pharmaceuticals to assist in advancing this much needed pain drug through the Phase 3 clinical program,” said Dr. Allen Cato, Chief Executive Officer of Cato Research. “We are uniquely focused on development of pain and topical drugs and we expect to make a significant contribution in bringing Ketotransdel™ to the market.”

Industry estimates indicate that the market for NSAIDs and Cox-2 inhibitors exceeds $6 billion per year and that more than 30 million people worldwide use NSAIDs daily. Due to the recognition of known risks associated with orally administered NSAIDs, including cardiovascular, gastrointestinal and other medical complications, and the decline in the use of Cox-2 inhibitors because of safety concerns, the Company believes that there is a significant demand for topical pain management products such as Ketotransdel™.

About Transdel Pharmaceuticals, Inc.
Transdel Pharmaceuticals, Inc. (OTCBB: TDLP) is a specialty pharmaceutical company developing non-invasive, topically- delivered medications. The Company's innovative patented proprietary Transdel™ cream formulation technology is designed to facilitate the effective penetration of drugs through the tough skin barrier to reach the target underlying tissues. In the case of Ketotransdel™, the Transdel™ cream allows the active ingredient ketoprofen to reach the target soft tissue and exert its well-known anti-inflammatory and analgesic effects. The Company is also investigating other drug candidates and treatments for transdermal delivery using the patented Transdel™ platform technology for products in pain management and other therapeutic areas. For more information, please visit http://www.transdelpharma.com.

About Cato Research Ltd.
Cato Research Ltd. is a global, full-service contract research and development organization providing strategic and tactical support for clients in the pharmaceutical, biotechnology, medical device, and medical diagnostic industries for over 20 years. With a staff of more than 300 employees located in the United States, Europe, Canada, Israel, and South Africa, Cato Research’s services range from design and management of preclinical and clinical studies to submission of regulatory documents required for marketing approval.

Safe Harbor Statement
Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," plans" "will," "may," "anticipates," believes," "should," intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, and technological changes. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB filed with the SEC on March 26, 2008. Such documents may be read free of charge on the SEC's web site at www.sec.gov. All forward-looking statements included in this release are made as of the date of this press release, and the Company assumes no obligation to update any such forward-looking statements.